For the fiscal year ended November 30, 2006.
File number 811-03175
Jennison Sector Funds, Inc.

ITEM 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENT



Jennison Sector Funds, Inc.

Jennison Financial Services Fund
Jennison Health Sciences Fund
Jennison Technology Fund

Supplement dated July 31, 2006 to
Prospectus and Statement of Additional Information dated January 31, 2006
____________________________________________________________________________

Changes in Investment Policies
To become Effective on or about October 15, 2006

	Each of the Funds currently follows a non-
fundamental policy of normally investing at least 80% of
its investable assets in equity-related securities of U.S.
companies within the specific group of industries or sector
identified by each Fund's name. At a recent meeting, the
Board of Directors of Jennison Sector Funds, Inc.
approved an expansion in each Fund's non-fundamental
investment policy.  Effective on or about October 15,
2006 the policy is revised, and each Fund will invest,
under normal circumstances, at least 80% of its investable
assets in equity and equity-related securities of companies
within a specific group of industries.   To reflect this
change, the indicated sections of the Prospectus are revised as follows:

	The section of the Prospectus entitled
"Risk Return Summary Investment Objectives and
Principal Strategies" is revised effective on or about
October 15, 2006 by replacing the first paragraph in its entirety and substituting the following:
	Each Fund's investment objective is long-term capital appreciation . This means that we seek investments whose price will increase over time.
Each Fund normally invests at least 80% of its investable assets in equity and equity-related securities of companies within a specific group of industries. The term "investable assets" in this prospectus refers to the applicable Fund's net assets plus any borrowings for investment purposes. A Fund's investable assets will be less than its total assets to the extent that it has borrowed money for non-investment purposes, such as to meet anticipated redemptions. Each
Fund will provide 60 days' prior written notice to shareholders of a change in its non-fundamental policy of investing at least 80% of its investable assets in the type of investment suggested by its name. We refer to the group of industries in which each Fund concentrates as its "sector."

	The section of the Prospectus entitled "How the Fund
Invests Investment Objectives and Policies" is revised effective on or about October 15, 2006 by replacing the second paragraph in its entirety and substituting the following:
In pursuing each Fund's objective, we normally invest at least 80% of a Fund's investable assets in equity and equity-related securities of companies in its sector. Each Fund considers a company to be principally engaged in a sector if at the time of investment, in the opinion of the investment adviser, at least 50% of a company's assets, revenues or profits on a consolidated basis are derived or (for start-up companies) are expected to be derived from operations in that area.

 		The section of Part I of the Statement of Additional Information entitled "Fund Classification, Investment Objectives & Policies" is revised effective on or about October 15, 2006 by replacing the second, third and fourth paragraphs in their entirety and substituting the following:
	The investment objective of Jennison Financial
Services Fund is long-term capital appreciation. The
Fund seeks to achieve its objective by investing primarily in equity and equity-related securities of companies in the banking and financial services group of industries. Under normal circumstances, the Fund intends to invest at least 80% of its investable assets in such securities.
The investment objective of Jennison Health Sciences
Fund is long-term capital appreciation. The Fund seeks to achieve its objective by investing primarily in equity and equity-related securities of companies engaged in the drug, health care, medicine, medical device, medical insurance carriers and biotechnology group of industries. Under normal circumstances, the Fund intends to invest at least 80% of its investable assets in such securities.
The investment objective of Jennison Technology Fund is long-term capital appreciation. The Fund seeks to achieve its objective by investing primarily in equity and equity-related securities of companies in the technology and technology-related group of industries.
Under normal circumstances, the Fund intends to invest at least 80% of its investable assets in such securities.

  	 The Board also approved a change in each Fund's investment policy with respect to investments in foreign securities. Currently, each Fund may invest up to 20% of total assets in foreign securities (excluding ADRs, ADSs, or similar receipts and shares traded in U.S. markets), although each Fund usually invests less than 10% of its total assets in foreign securities. Effective on or about October 15, 2006, the maximum amount of each Fund's assets which may be invested in foreign securities is increased to 35% of each Fund's total assets. To reflect this change, effective on or about October 15, 2006, the indicated sections of the prospectus and Statement of Additional Information are hereby revised:

  The "Foreign Securities" table appearing in the section of the Prospectus entitled "How the Fund Invests Investment Risks" is amended to provide that each Fund may invest in "Foreign Securities (up to 35%)."

  The section of Part II of the Statement of Additional Information entitled "Investment Risks and Considerations Foreign Investment Risks" is revised by increasing the maximum amount of Fund assets that may be invested in foreign securities by each of Jennison Financial Services Fund, Jennison Health Sciences Fund and Jennison Technology Fund to 35%.



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